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                                                                     EXHIBIT 11

                              CARDIAC SCIENCE, INC.


                      COMPUTATION OF PER SHARE INFORMATION


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
                                                                 THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                           JUNE 30, 1997  JUNE  30, 1996      JUNE 30, 1997  JUNE  30, 1996
                                                           -------------  --------------      -------------  --------------
Earnings:
Net income (loss)                                             (271,078)      (200,129)          (439,553)       (418,066)
                                                              --------       --------           --------        --------
                                                              --------       --------           --------        --------
Computation of primary per share information:
    Shares: Weighted average number of
           shares outstanding                               39,137,844     39,987,844         39,137,844      38,597,844
                                                            ----------     ----------         ----------      ----------
                                                            ----------     ----------         ----------      ----------
Primary earnings per share:
Net income (loss)                                                 (.01)          (.01)              (.01)           (.01)
                                                                  ----           ----               ----            ----
                                                                  ----           ----               ----            ----
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